Exhibit 4.3

Aspirity Holdings LLC · 701 Xenia Avenue, Suite 475, Golden Valley, Minnesota 55416

Statement Date

September 01, 2015

Transaction Information

Description: Aspirity Holdings LLC Renewable Unsecured Subordinated Note

Transaction: PURCHASE

Type of Ownership:

		Purchase	Maturity	Payment	Principal	Interest	Investor	Net
Note ID	Term	Date	Date	Schedule	Amount	Rate	Fees	Amount
$0.00

Note: These securities are issued in book-entry form only; no physical certificates will be provided.

Interest Payment Information

Interest Payment Method:	First Interest Payment Date:

Your interest payments will be automatically deposited directly into the account listed above. Please verify the account information. If it is incorrect, please call 888-955-3385.

All interest payments will be made in accordance with the interest payment schedule shown in the previous section. If your note pays interest monthly and the monthly interest payment date you selected is within five business days of the Purchase Date, your first interest payment will be made the following month and will include all of the interest earned since the Note Issue Date. If an interest payment date falls on a Saturday, Sunday, or legal holiday, the payment will be made on the next business day.

Thank you for your investment. Please call 888-955-3385 if you have any questions.